Exhibit 23
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Claire’s Stores, Inc.:
We consent to the incorporation by reference in the registration statements (No. 333-58549) on Form S-3 and (No. 333-42027) on Form S-8 of Claire’s Stores, Inc. of our reports dated April 12, 2006, with respect to the consolidated balance sheets of Claire’s Stores, Inc. and subsidiaries as of January 28, 2006 and January 29, 2005, and the related consolidated statements of operations and comprehensive income, changes in stockholders’ equity, and cash flows for each of the fiscal years ended January 28, 2006, January 29, 2005, and January 31, 2004, management’s assessment of the effectiveness of internal control over financial reporting as of January 28, 2006 and the effectiveness of internal control over financial reporting as of January 28, 2006, which reports appear in the January 28, 2006 annual report on Form 10-K of Claire’s Stores, Inc.
/s/ KPMG LLP
April 12, 2006
Tampa, Florida
Certified Public Accountants